                                                                     Exhibit 2.3


                           STOCK PURCHASE AGREEMENT



                                    BETWEEN



                               ATLAS CORPORATION


                                      AND


                  CORNERSTONE INDUSTRIAL MINERALS CORPORATION



                               December 13, 1996

                           STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is entered into on the 13th day of December, 1996, by and between Atlas Corporation, a Delaware corporation (the "Seller"), and Cornerstone Industrial Minerals Corporation (formerly Phoenix Financial Holdings Inc.), an Ontario corporation (the "Buyer"). The Buyer and the Seller are referred to collectively herein as the "Parties".

     The Seller owns all of the outstanding capital stock of Atlas Perlite, Inc. ("API"), an Oregon corporation. The Buyer and the Seller are parties to a letter agreement, dated July 3, 1996 (the "Letter Agreement"), which contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding shares of common stock of API (being all of the issued and outstanding shares) (the "API Shares") in return for cash, Common Shares and the Royalty. The Letter Agreement provides that the Buyer and the Seller will enter into this Agreement in order to set forth the definitive terms and conditions of the transaction.

     NOW THEREFORE, in consideration of the foregoing premises and the promises and covenants herein made, together with other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.   Definitions.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "API" has the meaning set forth in the preface above.

     "API Financial Statements" means the unaudited financial statements of API as at and for the year ended December 31, 1995 and the unaudited interim financial statements of API as at and for the nine months ended September 30, 1996;

     "API Shares" has the meaning set forth in the preface above.

     "Approval" means approval given at the Meeting by the minority shareholders of the Buyer of the purchase and sale of the API Shares contemplated hereby in accordance with Policy Statement No. 9.1 of the Ontario Securities Commission.

     "Automatic Termination Date" means December 31, 1996.

     "Base Load Contracts" means agreements for the supply of perlite mined from the Project to customers which set forth: (i) a minimum of a three year delivery schedule; (ii) price per ton and tonnage which result in a price per ton times annual tonnage of at least $1,350,000; and (iii) specified dates for initial delivery.
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                                       2


     "Buyer" has the meaning set forth in the preface above.

     "Buyer Financial Statements" means the published audited financial statements of the Buyer as at and for the year ended December 31, 1995 and the published unaudited financial statements of the Buyer as at and for the six months ended June 30, 1996.

     "Closing" has the meaning set forth in paragraph 2(c) below.

     "Closing Date" has the meaning set forth in paragraph 2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commercial Production" means the initial delivery of perlite under the Base Load Contracts.

     "Common Shares" means the common shares without par value in the capital of the Buyer after giving effect to the Reorganization.

     "Confidential Information" has the meaning set forth in paragraph 12 below.

     "Definitive Project Financing" means financing for the Project on reasonable commercial terms in an amount not less than $2,000,000 plus the amount by which costs and expenses incurred on the Project by the Seller and API after November 30, 1995 and prior to the commencement of Commercial Production exceeds $1,746,000.

     "Environmental Costs" means any clean-up costs, remediation, removal, or other response costs, legal expenses (including reasonable attorneys' fees), investigation costs (including reasonable fees of consultants, counsel and other experts in connection with any environmental investigation or testing), losses, liabilities, obligations, payments, fines, penalties (civil and criminal) and damages.

     "Environmental Law" means any federal, state, provincial, regional, territorial, municipal, local or foreign statute code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, relating to:

     (a) emissions, discharges, releases or threatened releases of Hazardous Substances into the natural or human environment, including, without limitation, air, soil, sediments, land surface or subsurface, surface water, ground water, buildings or facilities, treatment works, drainage systems or septic systems; or

     (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Substances; or
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                                       3


     (c)  mining or mined land reclamation; or

     (d) otherwise relating to the pollution or protection of health or safety or the environment, solid waste handling, treatment or disposal or operation or reclamation of mines.

     "Hazardous Substances" means (i) hazardous materials, pollutants, contaminants, constituents, toxic substances, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act 42 U.S.C. (S) 1906 et seq., the Clean Water Act,33 U.S.C. (S) 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing materials, (v) PCBs, or PCB-containing materials or fluids, (vi) any other substance with respect to which any federal, state or local agency or other governmental entity may require either an environmental investigation or an environmental remediation, and (vii) any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is required by, or forms the basis of liability under, any environmental law.

     "Internal Financial Statements" means unaudited statements of income and cash flows of the Buyer to be prepared by management of the Buyer in accordance with generally accepted accounting principles.

     "Meeting" means the annual and special meeting of shareholders of the Buyer held on September 3, 1996 to consider, among other things, the purchase and sale of the API Shares contemplated hereby and the Reorganization.

     "Mineral Leases" means 66.5 acres of state mineral leases owned by the Seller that comprise part of the Tucker Hill Property.

     "Operating Permits" means all permits necessary for commencement of mining operations for the Project.

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Process Plant Land" means the land described in Schedule "A" covering approximately 26 acres in the northern outskirts of Lakeview, Oregon which includes approximately 700
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                                       4

     feet of dedicated rail siding upon which construction is underway for a process plant capable of processing the raw perlite mined from the Tucker Hill Property.

     "Project" means, collectively, the Process Plant Land and the Tucker Hill
      Property.

     "Reorganization" means the amendment to the articles of the Buyer approved at the Meeting and made effective September 3, 1996 pursuant to which the articles were amended to, among other things: (i) create an unlimited number of Common Shares; (ii) change each of the issued and outstanding Class A Subordinate Voting Shares and Class B Multiple Voting Shares of the Buyer into one Common Share; and (iii) cancel all remaining unissued Class A Subordinate Voting Shares and Class B Multiple Voting Shares of the Buyer.

     "Representatives" means the officers, directors, employees and agents, including legal counsel and outside accountants, of a Party.

     "Royalty" means a 2% gross proceeds royalty on sales from the Tucker Hill Property calculated as set forth in the Royalty Deed annexed hereto as Schedule "C".

     "Securities Act" means the United States Securities Act of 1933, as amended;

     "Seller" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tucker Hill Property" means the land described in Schedule "B" consisting of 45 unpatented lode mining claims and the Mineral Leases located in Lake County, Oregon.

2.   Purchase and Sale of API Shares.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the API Shares for aggregate consideration of $2,000,000 plus the Royalty, such $2,000,000 to be paid in the manner specified below:

          (i) At the Closing, the Buyer shall pay to the Seller $125,000 and shall issue to the Seller 1,205,998 Common Shares;

          (ii) On the later of: (A) the Closing; or (B) two business days following delivery by the Seller to the Buyer of evidence satisfactory to the Buyer, acting reasonably, of the issuance of the Operating Permits and the successful resolution of any related appeals, the Buyer shall pay the Seller $500,000 and shall issue to the Seller 4,823,993 Common Shares;
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                                       5

          (iii) On the later of: (A) the Closing; or (B) two business days following delivery by the Seller to the Buyer of evidence satisfactory to the Buyer, acting reasonably, of the execution by API of Base Load Contracts the Buyer shall pay the Seller $125,000 and shall issue to the Seller 1,205,998 Common Shares;

          (iv) On the later of: (A) the Closing; or (B) two business days following delivery by the Seller to the Buyer of evidence satisfactory to the Buyer, acting reasonably, of the execution of an agreement for Definitive Project Financing, the Buyer shall pay the Seller $125,000 and shall issue to Seller 1,205,998 Common Shares; and

          (v) On the later of: (A) the Closing; or (B) two business days following delivery by the Seller to the Buyer of evidence satisfactory to the Buyer, acting reasonably, of the commencement of Commercial Production, the Buyer shall pay the Seller $125,000 and shall issue to the Seller 1,205,999 Common Shares.

          For the purposes of this Agreement, the Common Shares shall have an ascribed value of $0.1036 (C $0.1415) per share.

          It is acknowledged and agreed that the payments set forth above are to be made sequentially, in the order set forth above, as each condition precedent to payment is satisfied. As an example and for greater certainty, the payment referred to in subparagraph (iii) is not to be made until the conditions set forth in subparagraph (i) and (ii) have been satisfied and the payments called for therein have been made.

     (b) In addition to the consideration to be paid by the Buyer as set forth in subparagraph 2(a), the Buyer shall also reimburse the Seller concurrently with the payment provided for in subparagraph 2(a)(v) for all expenditures incurred by the Seller on or for the benefit of the Project from December 1, 1995 to the date of Commencement of Commercial Production. Such costs will be accounted for in a separate accrual account by API and will include the payment by the Seller of any API accounts payable in addition to those shown on the balance sheet of API as at November 30, 1995, being in the aggregate amount of $36,422. The Seller represents and warrants to the Buyer that as to the date hereof the total of such expenditures is approximately $1.7 million.

     (c) In the event the Buyer is unable to make the cash payments provided for in subparagraphs 2(a) and 2(b) or is unable to pay for development capital expenditures for the Project as and when required, the Seller will defer such cash payments or will advance the funds required for such expenditures, as the case may be on such terms as may be agreed upon by the Buyer and the Seller. All
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                                       6

          amounts deferred or advanced by the Seller pursuant to this subparagraph 2(c) and not otherwise repaid to the Seller shall be repaid at the option of the Seller from either the Definitive Project Financing or income from the Project.

     (d) The Closing. The transfer of the API Shares by the Seller to the Buyer (the "Closing") shall take place at the offices of the Buyer and the Seller in Denver, Colorado, commencing at 11:00 a.m. local time on December 16, 1996 or at such other place or time on such other date as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however, that in no event shall the Closing Date be later than the Automatic Termination Date. The Buyer acknowledges and agrees that, except as otherwise specifically provided herein to the contrary, upon its acquisition of the API Shares, API and its assets will be subject to all of the liabilities of API, known or unknown, and whether now in existence or hereafter arising.

     (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer: (A) the various certificates, instruments, and documents referred to in subparagraph 8(a) below; (B) stock certificates representing all of the API Shares, endorsed in blank or accompanied by duly executed assignment documents, and (C) a declaration that the Seller holds the Mining Leases in trust for API; and (ii) the Buyer will deliver to the Seller: (A) the various certificates, instruments, and documents referred to in subparagraph 8(b) below; (B) the cash and share consideration specified in subparagraph 2(a) (as applicable) above, including, without limitation, share certificates representing the requisite number of Common Shares; and (C) the Royalty Deed.

     (f) Deliveries after Closing. On the dates specified in subparagraphs 2(a)(ii)-(v) and 2(b), the Buyer shall deliver to the Seller the cash and share consideration specified in such subparagraphs, including, without limitation, certificates representing the requisite number of Common Shares.

3.   Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this subparagraph 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this subparagraph 3(a)):

          (i) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (ii) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its
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                                       7

                 obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally; (B) the qualification that equitable remedies, including without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction; and (C) the qualification that rights to indemnity may be limited by applicable law.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate (A) any provision of the Articles of Incorporation or Bylaws of the Seller; (B) any provision of law; (C) any order of any court or other agency of government; (D) any provision of any indenture, agreement or other instrument to which Seller or API is a party or by which the Project is bound; or (E) be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the knowledge of the Seller, there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Seller or API which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.

          (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (v) Investment. The Seller understands that the shares of the Buyer to be issued hereunder have not been and will not be registered under the Securities Act or under any state securities laws. The Seller is a sophisticated investor with knowledge and experience in business and is not acquiring such shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          (vi) API Shares. The Seller holds of record and owns beneficially all of the API Shares, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims or demands and no voting trust, proxy, or other agreement or understanding exists with respect to the voting of the API Shares.
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                                       8

          (vii) Consents, Approvals. No consent, approval, licence, order, authorization, regulation or declaration of, or filing with, any governmental authority or other Person is required by the Seller or API, in connection with (a) the Closing or (b) the execution and delivery by the Seller of this Agreement or the other documents to be delivered by the Seller to the Buyer hereunder or (c) the observance and performance by the Seller of its obligations under this Agreement or such other documents.

          (viii) Title to Mineral Leases. Except as disclosed in the title report prepared by Morrison and Foerster LLP and the documents referred to therein, (collectively the "Title Report"), a copy of which has been provided to the Buyer by the Seller, to the Seller's knowledge:

                 (A) the Seller is the registered owner of the Mineral Leases and the Mineral Leases are free and clear of all liens, encumbrances or other burdens on production or claims of third parties other than API;

                 (B) the Seller holds the Mineral Leases in trust exclusively for API and API is the sole beneficial owner of the Mineral Leases;

                 (C) the Mineral Leases are in good standing under all applicable laws; and

                 (D) there are no actions or administrative or other proceedings pending or threatened against or affecting the Mineral Leases

    (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this paragraph 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this paragraph 3(b)) and will remain correct and complete until such time as the Seller has received all of the consideration to which it is entitled hereunder as set forth in paragraph 2:

          (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario.

          (ii) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to: (A) bankruptcy, insolvency, reorganization,
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                                       9

                 moratorium and other laws relating to or affecting creditors' rights generally (B) the qualification that equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction; and (C) the qualification that rights to indemnity may be limited by applicable law.

          (iii)  Shareholder Approval.  The Buyer has received the Approval.

          (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate (A) the charter or bylaws of the Buyer; (B) any provision of law; (C) any order of any court or other agency of government; (D) any provision of any indenture, agreement or other instrument to which Buyer is a party or by which its properties or assets are bound; or (E) be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the knowledge of the Buyer, there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on the Buyer which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.

          (v) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          (vi) Investment. The Buyer understands that the API Shares have not been and will not be registered under the Securities Act or under any state securities laws. The Buyer is a sophisticated investor with knowledge and experience in business and is not acquiring the API Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          (vii) The Common Shares. The Reorganization was approved by the shareholders of the Buyer at the Meeting and on the date of this Agreement, the authorized capital of the Buyer consists of an unlimited number of Common Shares of which 23,997,938 have been validly issued and are outstanding. All of the Common Shares to be issued to the Seller hereunder have been duly authorized for issuance and allotted to the Seller and, when issued in accordance with the terms hereof, all such shares shall be validly issued as fully paid and nonassessable, free and clear of all liens, charges and encumbrances. There does not exist any pre-emptive right in favour of any person with respect to any of such shares. No Person has any agreement or any option, right or privilege capable of becoming
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                                      10

            an agreement, for the purchase, subscription or issuance of any unissued shares of the Buyer, other than as set forth in the Financial Statements, or otherwise publicly disclosed or as contemplated hereby.

    (viii) Financial Statements and Reports. The Buyer Financial Statements and the notes thereto were prepared in accordance with the books and records of the Buyer and fairly present the financial condition and results of the operations of the Buyer at the date and for the periods covered thereby all in accordance with Canadian generally accepted accounting principles consistently applied. None of the Buyer Financial Statements contained, as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets included in the Buyer Financial Statements (including any related notes) presents fairly in all material respects the financial position of the Buyer as of its date and the Buyer Financial Statements (including any related notes) present fairly in all material respects the results of operations, changes in financial position, cash flows and changes in stockholders' equity, as the case may be, of Buyer for the periods therein set forth, subject, in the case of unaudited financial statements, to normal year-end audit adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

       (ix) No Material Changes. Since June 30, 1996, there has not been, except as publicly disclosed or as contemplated hereby,

            (A) any material adverse change, however caused, in the business, assets, liabilities (actual or contingent), results of operations, prospects, financial or other condition or operations of Buyer;

            (B) any change in Buyer's authorized or actual equity capitalization;

            (C) any damage, destruction or casualty loss, materially and adversely affecting the business, assets, liabilities (actual or contingent), results of operations, prospects, or financial or other condition or operations of Buyer, whether or not insured;

            (D) any incurrence by the Buyer of long-term debt or any other material liability or obligation, actual or contingent, other than current liabilities incurred in the ordinary and usual course of business consistent with past practices;

          (E) entry into, or agreement or commitment to enter into, any agreement, commitment or transaction by the Buyer (including, without limitation, any borrowing, capital expenditure or financing or any amendment, modification or termination of any existing agreement, commitment or transaction) other than in the ordinary and usual course of business consistent with past practices;

          (F) acquisition or disposition of, or entry into any agreement by the Buyer with respect to the acquisition or disposition of a significant amount of assets; or

          (G) any agreement with respect to any of the foregoing.

4. Representations and Warranties Concerning API. The Seller represents and warrants to the Buyer that the statements contained in this paragraph 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this paragraph 4):

     (a) Organization, Qualification, and Corporate Power. API is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. API is duly authorized to conduct business and is in good standing under the laws of the State of Oregon. API has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No proceedings have been taken or authorized by API or, to the best of the Seller's knowledge, any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of API or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to API.

     (b) Capitalization. The API Shares are the only issued and outstanding equity securities of API and the API Shares have been duly authorized, are validly issued, fully paid, and nonassessable. No Person has any agreement or any option, right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any securities of API or any securities convertible into or exchangeable for securities of API.

     (c) Brokers' Fees. API does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (d)  Employees.  API has no employees.

     (e)  Subsidiaries.  API has no Subsidiaries.

     (f) Royalties. Except as set forth in Schedule 4(f), to Seller's knowledge there are no royalties or other burdens on production affecting the Tucker Hill Property.

     (g) Permits and Licenses. A list of all currently active material permits, licenses, consents, approvals, authorizations, and qualifications obtained by API in connection with its operations on the Tucker Hill Property as of the date of this Agreement, true and correct copies of each of which have been made available to Buyer, is set forth on
          Schedule 4(g)(i); the only other permits, licenses, consents, approvals, authorizations and qualifications required in order to operate the Project in the normal course of business are set forth in
          Schedule 4(g)(ii). To Seller's knowledge, API's ownership and operation of the Tucker Hill Property is not in violation of and has resulted in no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Tucker Hill Property, other than violations or liability, if any, which have not resulted and would not be reasonably expected to result in any material loss or liability.

     (h) Title to Claims. Except as disclosed in the Title Report, to Seller's knowledge, as to the unpatented mining claims comprising the Tucker Hill Property (the "Claims") subject to the paramount title of the United States:

          (A) API is in exclusive possession thereof; free and clear of all liens, encumbrances or other burdens on production or claims of third parties arising by, through or under API;

          (B) since API acquired the Claims, assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the Claims and affidavits evidencing such work were timely recorded;

          (C) since API acquired the Claims, claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the Claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1996, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded;

          (D) since API acquired the Claims, all filings with the Bureau of Land Management with respect to the Claims which are required under the

              Federal Land Policy and Management Act of 1976 have been timely and properly made, and

          (E) there are no actions or administrative or other proceedings pending or threatened against or affecting the Claims. Nothing herein shall be deemed a representation that any of the Claims contain a discovery of valuable minerals.

     (i) Title to Assets. Except as otherwise set forth or contemplated herein, API has good and marketable title to all of its assets (including, without limiting the generality of the foregoing, the Process Plant
          Land), free and clear of all liens, encumbrances or claims of third parties.

     (j) Environmental Compliance. To the knowledge of Seller, there are no conditions or activities at or on the Project which would result in a violation of or liability under applicable Environmental Laws, except for such matters as would not have a material adverse effect on the Project taken as a whole. To the knowledge of Seller, there have been issued under applicable Environmental Laws no notices of violation or consent orders to which API (with respect to its operations at the Project) or the Project are subject, except for such matters as would not have a material adverse effect on the Project taken as a whole. There are no pending or, to the knowledge of Seller, threatened proceedings by or before any court or other governmental authority against API with respect to its operation or ownership of the Project alleged to be, or have been, in violation of, under, any Environmental Law, except for such matters as would not have a material adverse effect on the Project taken as a whole.

     (k) Material Contracts and Commitments. A list of all contracts, agreements, mortgages, indentures and leases (including equipment leases) to which API is a party (collectively the "Contracts") is set forth in Schedule 4(k). True and correct copies of all of the Contracts have been provided by the Seller to the Buyer prior to the date hereof. To Seller's knowledge, API has performed all material obligations required to be performed by it under the Contracts and is not in default, and will not be in default as a result of the consummation of the transactions contemplated herein, under any Contract or any license, judgment, injunction, decree, order, determination, restriction, or other instrument to which it is subject in connection with the Project, except for such matters as would not have a material effect on the Project taken as a whole.

     (l) Legality. To the knowledge of Seller, API's operations on the Project have been conducted in material compliance with applicable laws, rules, ordinances and other governmental regulations, including without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, except for such violations as would not materially adversely affect the Project.

      (m) Litigation and Claims. To the knowledge of Seller, other than matters affecting the U.S. mining industry as a whole, there are no actions, suits or proceedings pending or threatened against or affecting the Project, including any actions, suits, or proceedings being prosecuted by any federal, state, or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of Seller, API is not in any material default with respect to, or subject to, any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency or instrumentality which relates to the Project.

     (n) Consents. API has obtained all consents, approvals, authorizations, declarations, or filing required by any federal, state, local, or other authority, or any lenders, lessors, creditors, and other third parties in connection with the consummation of the transactions contemplated hereby.

     (o) Taxes. API, so long as it has been in possession of the Project, has duly and timely filed, in correct form, all federal, state and local income, excise, property and other tax returns, reports or statements required to be filed by it with respect to the Project and has fully paid all taxes, fees, assessments, penalties, and interest due in respect of any such returns, reports, or statements, except for such matters as would not have a material adverse effect on the Project taken as a whole.

     (p)  API Financial Statements. The API Financial Statements:

          (A) have been prepared in accordance with generally accepted accounting principles, applied on a basis consistent with that of the preceding periods;

          (B)  are complete and accurate in all material respects;

          (C) accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of API and the results of the operations of API, as at the dates thereof and for the periods covered thereby;

          (D) reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period; and

          (E) contain or reflect adequate reserves for all liabilities and obligations of API of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

          No information has become available to API that would render the API Financial Statements incomplete or inaccurate. There have been no significant changes in API's financial condition since September 30, 1996 as reflected in the API Financial Statements.

     (q) Undisclosed Liabilities. API has no liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

          (A) liabilities disclosed or provided for in the API Financial Statements; and

          (B) liabilities incurred in the ordinary course of business since September 30, 1996, which are consistent with past practice, are not, in the aggregate, material and adverse to API, the API Shares or the Project and do not violate any covenant contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

     (r)  Absence of Changes. Since September 30, 1996:

          (A) API has conducted its business in the ordinary course, has not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and has used its best efforts to preserve its business and assets;

          (B) there has not been any change in the condition of API's business or assets other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been materially adverse and have not had nor may they be reasonably expected to have, either before or after the closing time, a material adverse effect on the condition of API's business or assets;

          (C) to the Seller's knowledge, there has not been any change in, or creation of, any applicable law, any termination, amendment or revocation of any license or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a material adverse affect on API's business or assets; and

          (D) there has not been any change in the accounting principles, policies, practices or procedures of API or their application to API.

     (s)  Absence of Unusual Transactions. Since September 30, 1996 API has not:

          (A) transferred, assigned, sold or otherwise disposed of any of its assets or cancelled any debts or claims;

(B) incurred or assumed any obligation or liability (fixed or contingent) other than obligations or liabilities included in the API Financial Statements and obligations and liabilities incurred since September 30, 1996 in the ordinary course of business;

(C) settled any liability, claim, dispute, proceedings, suit or appeal pending against it or against any of its assets;

(D) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the API Financial Statements and liabilities incurred since September 30, 1996;

(E) made any material change with respect to any method of management operation or accounting in respect of its business;

(F) waived or omitted to take any action in respect of any rights of substantial value or entered into any commitment or transaction if such loss, rights, commitment or transaction is or would be material in relation to its assets or business;

(G) created any encumbrance on any of its assets or suffered or permitted any such encumbrance that has arisen on its assets since that date to remain;

(H) modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of its business;

(I) incurred any debt, liability or obligation for borrowed money, or incurred any other debt, liability or obligation except in the ordinary course of its business;

(J) issued or sold any securities or issued, granted or delivered any right, option or other commitment for the issuance of any securities;

(K) declared or paid any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares;

(L) modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of its business; or

(M) authorized or agreed or otherwise become committed to do any of the foregoing.

(t) Absence of Guarantees. API has not given nor agreed to give, and is not a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which API is, or is contingently, responsible for such indebtedness or other obligations.

(u) Restrictions on Business. API is not a party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its articles, by-laws or its directors' or shareholders' resolutions or subject to any restriction imposed by any governmental authority or subject to any applicable law or order which could materially restrict or interfere with the conduct of its business or its use of assets or which could materially limit or restrict or otherwise adversely affect the shares or the assets or business of API, other than statutory provisions and restrictions of general application to its business.

(v) Conditions of Assets. All material tangible assets of API are in good working condition and good repair and comply with all standards and requirements of all applicable governmental authorities.

(w) Insurance. API is insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing Date. True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and the business have been delivered to the Buyer. API is not in default will respect to any of the provisions contained in any such insurance policy and there are no current claims that have not been settled or finally determined. All such policies of insurance are in full force and effect and API is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

(x) No Expropriation. API has not received any notice of expropriation of all or any of its assets and API is not aware of any expropriation proceeding pending or threatened against or affecting its assets nor of any discussions or negotiations which could lead to any such expropriation.

(y) Government Grants. There are no contracts or agreements relating to grants or other forms of assistance, including loans with interest at below market rates, received by API from any governmental authority.

(z) Restrictive Covenants. API is not a party to or bound or affected by any commitment, agreement or document which limits the freedom of API to compete in any line of business, transfer or move any of its assets or operations or which does or could adversely affect the business practices, operations or conditions of API after the Closing.

(aa) Books and Records. The Seller has made available to the Buyer all books and records of or relating to API. Such books and records fairly and correctly set out and disclose in all respects the financial position of API in accordance with good business practice and all financial transactions relating to API have been accurately recorded in such books and records. The books and records,

      (A) accurately reflect the basis for the financial condition of API shown in the API Financial Statements; and

      (B) together with all disclosures made in this Agreement or in the schedules hereto, present fairly the financial condition of API as of and to the date hereof.

No information, records or systems pertaining to the operation or administration of API are in the possession of, recorded, stored, maintained by or otherwise dependent on any other person. The Seller has disclosed the existence of and made available for review by the Buyer all the books and records.

(bb) No Joint Venture Interests. API has not nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture co-tenancy or other similar jointly-owned business undertakings or to acquire or lease any other business operation and does not have any other significant investment interests in any similar business owned or controlled by any third party.

(cc) Bank Accounts. The name of each bank or other depository in which API maintains any bank account, trust account or safety deposit box is set forth in Schedule 4(cc), along with the names of all persons authorized to draw thereon or who have access thereto.

(dd) Disclosure. No representation or warranty in this agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser of the API Shares seeking full information as to the API Shares, API and API's business and assets. Without limiting the scope of the foregoing, the Seller is not aware of any change, event or occurrence that has taken place or is pending that has, or in the future could have, a material adverse effect on the value or ownership of the API Shares, API or API's business and its assets, or the ability of the Buyer to operate API's business subsequent to the Closing in the manner in which it has been operated by API prior to the Closing or which could materially increase the costs incurred by the Buyer in operating API's business subsequent to the Closing, including any pending or present change in any applicable law or other requirement, including the obtaining or maintenance of licenses or approvals.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in paragraph 8 below).

     (b) Notices and Consents. Each of the Parties will (and the Seller will cause API to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any required authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

     (c) Operation of Business. The Seller will not cause or permit API to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of API consistent with the past practice and custom of API.

     (d) For so long as the Seller is holding the Mineral Leases in trust for API and until such time as API becomes the registered owner of the Mineral Leases, the Seller will not sell, transfer or encumber the Mineral Leases.

     (e) Full Access for Due Diligence. The Seller will cause API to permit the Buyer and its Representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of API, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to API, which may relate, in the good faith judgment of the Buyer, to the titles held by API and to its properties, to the financial condition of API, to environmental matters related to API and its properties, and to the ore reserve calculations of API. The Buyer and Seller hereby acknowledge and agree that the Seller makes no representation or warranty as to the reliability, accuracy or completeness of any of the information or date referred to in this paragraph 5(d). The Buyer (and its Representatives) will treat and hold as Confidential Information any and all information received from the Seller, API and their Representatives in the course of the review contemplated by this paragraph 5(d).

     (f) Exclusivity. Unless and until this Agreement is terminated prior to Closing pursuant to paragraph 10 hereof, the Seller will not (and will not cause or permit API to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of API (including any acquisition structured as a merger, consolidation or share exchange), unless such proposal or offer pertains to the Seller as a whole and is made subject to this Agreement.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification hereunder).

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving API, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books, records and properties as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

     (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any material lessor, licensor, customer, supplier, or other business associate of API from maintaining substantially the same business relationships with API after the Closing as it maintained with API prior to the Closing.

     (d)  Tax Treatment.

          (i) Post-Closing Taxes. It is understood by the Parties that the Buyer shall pay, or cause to be paid, and the Buyer and API shall jointly and severally indemnify the Seller and its Affiliates against and hold them harmless from any liability of API for taxes, additions to tax, interest, penalties or other tax detriment (which shall include, but not be limited to, the utilization of any tax credits or other tax attributes) for periods after the Closing Date or arising from any action or failure to act by the Buyer or any Affiliate of the Buyer (including API) from and after the Closing, including without limitation, any sale or other disposition of assets by the API.

          (ii) Prior Tax Agreements. As of the Closing, API will not be a party to, bound by, or subject to any obligation under any tax sharing or similar agreement.

     (e) Bonding. For a period not to exceed 90 days (the "Bond Period") following the Closing, the Seller shall maintain full force and effect all reclamation and other bonds presently maintained by or for the benefit of API. The Buyer's pro rata share (not to exceed 3/12) of all actual costs and expenses incurred by the Seller in maintaining such bonds shall be included in the amounts to be reimbursed to the Seller pursuant to subparagraph 2(b) hereof. As soon as possible following the Closing, and in any event within the Bond Period, the Buyer shall replace all such outstanding bonds with substitute bonds, letters of credit or other financial assurances acceptable to the Bureau of Land Management or the other authorities which require or have jurisdiction over such bonds.

     (f) Corporate Records. As soon as practicable after the Closing Date the Seller shall deliver to the Buyer all corporate records of API which are maintained by the Seller or its agents or Affiliates provided that the Buyer and the Seller shall coordinate and agree upon a mutually acceptable schedule for the assembly and delivery of such documents. Following the Closing the Buyer shall afford the Seller reasonable access to such documents upon reasonable notice and during regular business hours.

     (g) Internal Financial Statements. The Buyer will prepare Internal Financial Statements in respect of each calendar month until such time as the Seller has received all of the consideration to which it may become entitled hereunder and the Buyer will deliver to the Seller within 15 days of the end of each calendar month a copy of the Internal Financial Statements for the previous month.

7.   Indemnity.

     (a) Environmental Indemnity to Buyer. The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates (collectively the "Buyer Indemnitees") from any and all Environmental Costs (collectively "Losses") sought or claimed by any Person, including any governmental agency, which are based upon the violation or alleged violation by Seller or API of, or liability imposed on Seller or API by, any Environmental Law, or relating to the use, treatment, handling, storage, disposal or release of Hazardous Substances on or in connection with the Project, with respect to all such Losses which arise as the result of or in connection with acts, omissions or conditions occurring or arising from and after October 24, 1988 (with respect to the Tucker Hill Property) and from and after May 1, 1996 (with respect to the Process Plant Land), up to and including the Closing Date, and regardless of whether such Losses arise as a result of or on connection with acts, omissions, conditions or occurrences which are known to either of the Parties upon the date of this Agreement or on the Closing Date. The indemnity for Environmental Costs provided for by this subparagraph (7)a constitutes a principal element of the consideration for the transactions contemplated by this Agreement, and the maximum amount of the Seller's liability under this indemnity may exceed the purchase price paid by the buyer for the API Shares.


     (b) Environmental Indemnity to Seller. The Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates (collectively the "Seller Indemnitees") from any and all Environmental Costs (collectively "Losses") sought or claimed by any Person, including any governmental agency, which are based upon the violation or alleged violation of, or liability imposed by, any Environmental Law, or relating to the use, treatment, handling, storage, disposal or release of Hazardous Substances on or in connection with any properties or assets of API, with respect to all such Losses which arise as the result of or in connection with acts, omissions or conditions occurring or arising from and after the Closing Date, and regardless of whether such Losses arise as a result of or in connection with acts, omissions, conditions or occurrences which are known to either of the Parties upon the date of this Agreement or on the Closing Date. The indemnity for Environmental Costs provided for by this subparagraph 7(b) constitutes a principal element of the consideration for the transactions contemplated by this Agreement, and the maximum amount of the Buyer's liability under this indemnity may exceed the purchase price paid by the buyer for the API Shares.

     (c) Additional Indemnification of Buyer. Seller hereby indemnifies and agrees to hold Buyer, its successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses, including interest and penalties, reasonable attorneys' fees, and other reasonable expenses of defending any actions relating thereto (collectively "Losses"), incurred or sustained by Buyer in or as a result of or arising out of or attributable to any breach of the specific representations and warranties made by Seller herein, or the breach of any of the agreements, covenants, conditions, and obligations of Seller contained in this Agreement.

     (d) Additional Indemnification of Seller. Buyer hereby indemnifies and agrees to hold Seller, its successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses, including interest and penalties, reasonable attorneys' fees and other reasonable expenses of defending any actions relating thereto, (collectively "Losses"), incurred or sustained by Seller in or as a result of or arising out of or attributable to any breach of the specific representations and warranties made by Buyer herein, or the breach by Buyer of any of the agreements, covenants, conditions, and obligations of Buyer contained in this Agreement.

     (e) Indemnification Procedure. In the case of any claim for indemnification brought under this paragraph 7, the Buyer Indemnitee or the Seller Indemnitee, (an "Indemnitee") , as the case may be, shall give the Buyer or Seller (the "Indemnitor"), as the case may be, reasonably prompt notice of the Losses which give rise to such claim; provided, however, that the failure to so notify the Indemnitor shall not affect the obligation of the Indemnitor to indemnify the Indemnitee hereunder unless the Indemnitor shall have been materially prejudiced by such failure to so notify. The Indemnitor shall, at its option, be entitled to assume the defense of any action, suit or proceeding ("Action") related to such claim at its sole cost and expense and with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee shall have the right to participate in such defense at its own expense. If the Indemnitor fails to defend any Action, any defense by the Indemnitee thereof shall be at the sole cost and expense of the Indemnitor. The party defending an Action shall control the conduct thereof. The Parties agree to make available to each other, their counsel and accountants, any information and documents reasonably available to them which relate to such Action and their employees, and the Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any Action.

8.   Conditions of Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in paragraph 3(a) and paragraph 4 hereof shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in paragraph 8(a)(i)-(iii) is satisfied in all respects;

          (v) the Seller shall have delivered to the Buyer a copy of the resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller, certified by the corporate secretary of the Seller; and

          (vi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this paragraph 8(a) (other than those referred to in paragraph (iii)) by notice in writing given at or prior to the Closing.

     (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in paragraph 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in paragraph 8(b)(i)-(iii) is satisfied in all respects;

          (v) the Buyer shall have delivered to the Seller a copy of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer, certified by the corporate secretary of the Buyer; and

      (vi) all actions to be taken by the buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this paragraph 8(b) (other than that referred to in paragraph (iii) by notice in writing given at or prior to the Closing.

9. Survival of Representations and Warranties. Except as set forth in subparagraph 3(b), the representations and warranties of the Buyer and the Seller contained herein shall survive the Closing for a period of one year thereafter with the exception of the representations and warranties of the Seller set forth in subparagraphs 3(a)(viii), 4(b) and 4(i), which shall survive for a period of two years from the Closing Date, and the representations and warranties of the Buyer set forth in subparagraph 3(b)(vii), which shall survive for a period of one year following the last issuance of Common Shares to the Seller pursuant to paragraph 2.

10.  Termination.

     (a) Termination of Agreement by the Parties. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing; or

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the Seller has not disputed the existence or nature of such breach or such breach has not been cured by the Automatic Termination Date; or

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or convenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the Buyer has not disputed the existence or nature of such breach or such breach has not been cured by the Automatic Termination Date.

     (b) Automatic Termination. This Agreement shall automatically terminate, without further action on the part of either Party in the event that the Closing has not occurred, for any reason, before the close of business on the Automatic Termination Date.

          (c) Effect of Termination. If either Party terminates this Agreement (or if it terminates automatically) pursuant to this paragraph 10 all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party except for any liability of any Party then in breach; provided, however, that the confidentiality provisions of paragraph 12 shall survive termination.

     11. Rescission of Transaction. In the event the Closing occurs prior to the Automatic Termination Date but API has not received the Operating Permits on or before the Automatic Termination Date, the Buyer may elect to rescind its purchase of the API Shares by giving written notice to the Seller at any time from the Automatic Termination Date until 5:00 p.m. (Denver time) on January 15, 1997. In the event of such rescission: (i) the Buyer will forthwith transfer the API Shares to the Seller; and (ii) the Seller will forthwith (a) return to the Buyer for cancellation any Common Shares issued to the Seller hereunder and (b) pay the Buyer an amount equal to the aggregate of all cash payments theretofore made to the Seller hereunder, together with simple interest calculated at the rate of 10% per annum. Subject to the foregoing, all rights and obligations of the Parties hereunder shall terminate upon such rescission without any liability of either Party to the other Party except for any liability of any Party then in breach; provided, however, that confidentiality provisions of paragraph 12 shall survive such rescission on the same basis as would apply if this Agreement had been terminated prior to the Closing.

     12. Confidentiality. The Buyer acknowledges that any and all information concerning the businesses, properties and affairs of API which is disclosed to the Buyer or its Representatives by the Seller or its Representatives or by API or its Representatives, or which is discovered by the Buyer or its Representatives in the course of the due diligence contemplated by paragraph 5(d) hereof constitutes the unique, proprietary and confidential information of the Seller (collectively "Confidential Information"). Notwithstanding the foregoing, however, "Confidential Information" shall not include any information or data which is in, or becomes a part of, the public domain by any means other than the breach by the Buyer or its Representatives of the obligations hereunder. Until the earlier to occur of the Closing or the second anniversary of the termination of this Agreement pursuant to paragraph 10 hereof the Buyer shall maintain all Confidential Information disclosed to or received by it pursuant to this Agreement in confidence and shall not disclose the same to any third party unless required to do so by court order or by law, in which case the Buyer shall notify the Seller, in writing, prior to making such disclosure and shall cooperate with the Seller to preserve and protect the confidentiality of the Confidential Information to the fullest extent possible. Additionally, except as specifically contemplated by this Agreement, the Buyer shall not utilize any Confidential Information for its own benefit or for the benefit of any other party until the earlier to occur of the Closing or the second anniversary of the termination of this Agreement in accordance with the provisions of paragraph 10 hereof. If this Agreement is terminated, for any reason whatsoever, the Buyer and its Representatives will return to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

     13.  Miscellaneous.

     (a) Report of Micon International Limited. The Buyer acknowledges receipt from the Seller of a report prepared by Micon International Limited which states that the Tucker Hill Property has proven reserves to provide a mine life of at least three years.

     (b) Disclosure of Information Concerning API. The Seller has instructed its Representatives, and the Representatives of API to answer questions concerning the businesses, affairs, operations and properties of API which are addressed to them by the Buyer and its Representatives during the course of the due diligence conducted by the Buyer pursuant to paragraph 5(d) hereof. Additionally, the Seller has instructed its Representatives and the Representatives of API to provide to the Buyer and its Representatives copies of documents requested by the Buyer and its Representatives in the course of the due diligence conducted by the Buyer pursuant to paragraph 5(d) hereof and to otherwise cooperate with and assist the Buyer and its Representatives in such due diligence efforts. The Parties acknowledge and agree that all such information and documents are Confidential Information.

     (c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     (d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (e) Entire Agreement. This Agreement (including the Exhibits referred to herein) constitutes the entire agreement among the Parties and their Affiliates in regard to the subject matter hereof and supersedes any prior understandings, agreements, or representations (specifically including the Letter Agreement) by or among the Parties or their Affiliates, written or oral, to the extent they relate in any way to the subject matter hereof.

     (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Seller may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
          (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which case the Seller nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (h) Headings. The paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if sent by prepaid overnight courier or transmitted by telecopier addressed to the intended recipient as set forth below:

     If to the Seller:

          Atlas Corporation
          Suite 3050
          Republic Plaza
          370 17th Street
          Denver, Colorado
          80202
          Attention: Jerome C. Cain, Secretary-Treasurer
          Telecopier No.:  (303) 629-2445

     If to the Buyer:

          Cornerstone Industrial Minerals Corporation
          Suite 3050
          Republic Plaza
          370 17th Street
          Denver, Colorado
          80202
          Attention: John Leahy, President
          Telecopier No.:  (303) 629-2445

Any notice, request, demand, claim, or other communication hereunder sent to the intended recipient at the address set forth above shall be deemed to have been duly given on the business day following the day upon which it is given to the courier or on the day (or the next business day is such day is not a business day) upon which it is telecopied. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon.

     (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (m) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (n) Currency. All dollar amounts contained herein are expressed in lawful currency of the United States of America.

     (o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (p) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (q)  Arbitration of Disputes.

     (i) Unresolved Disputes. Any disagreement or dispute arising out of or relating to this Agreement, its existence, interpretation, performance or enforcement (including but not limited to the existence of a default) not resolved by the Parties within fifty
            (50) days after the date on which one party notifies the other of any such disagreement or dispute shall be settled by arbitration in accordance with this paragraph 13(q).

     (ii) Rules. Matters subject to arbitration shall be settled by arbitration before a panel of three arbitrators in Denver, Colorado, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of arbitration. In the event of a conflict between those commercial arbitration rules and this paragraph 13(p), this paragraph 13(p) shall control. The judgment of the arbitrators as to such matters shall be binding upon the parties to this Agreement, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction under the provision of the Colorado Revised Statutes pertaining to arbitration and award as they may be amended from time to time.

     (iii) Demand. To demand arbitration any party (the "demanding party") shall give written notice to the other party (the "responding party"). Such notice shall specify the nature of the issues in dispute, the amount involved, and the remedy requested. Within twenty (20) days of the receipt of the notice, the responding party shall answer the demand in writing, specifying the issues that party disputes. The parties shall thereupon each select one arbitrator, who shall be qualified by skill and experience in the subject matter under dispute. Within fifteen (15) days thereafter, the two appointed arbitrators shall jointly select a third arbitrator similarly qualified.

     (iv) Proceedings. Within twenty (20) days after the third arbitrator has been selected or appointed, each party to the dispute shall submit to the arbitrators a written statement of its position as to the matter being arbitrated, including its position on the necessity for discovery or a formal hearing. The arbitrators shall, within fifteen
            (15) days after submission of statements, establish a schedule for the arbitration proceedings and issues orders relating to the conduct of such proceedings, governing, among other matters, the extent and nature of any discovery to be allowed and the necessity of a formal hearing. If a hearing is held, the arbitrators shall issue a decision as to the resolution of the dispute within fifteen
            (15) days after the hearing. A majority ruling by the arbitrators shall be binding on the parties. All costs, expenses and fees, plus reasonable attorneys' fees, shall be recoverable by or paid to the substantially prevailing party in any dispute resolved by arbitration.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives upon the date first herein written.

                                       BUYER:

                                       CORNERSTONE INDUSTRIAL MINERALS
                                       CORPORATION


                                       By: /s/ John R. Leahy
                                           ---------------------------
                                           John R. Leahy, President



                                       SELLER:

                                       ATLAS CORPORATION


                                       By: /s/ Jerome C. Cain
                                           ---------------------------
                                           Name:   Jerome C. Cain
                                           Title:  V.P. - Finance, Treasurer &
                                                   Secretary